FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FRB/WEBER SHANDWICK WORLDWIDE:
Gene Wielepski	General Info:	Amy Glynn	(212) 445-8470
Chief Financial Officer I.C. Isaacs & Company (401) 342-8200	Investor Info:	Vanessa Schwartz	(212) 445-8433

FOR IMMEDIATE RELEASE

May 14, 2002

I.C. ISAACS REPORTS NET INCOME OF $1.6 MILLION

FOR THE FIRST QUARTER 2002

Affiliate of Marithé and François Girbaud Acquires Significant Stake in I.C. Isaacs.

BALTIMORE, MD — May 14, 2002 — I.C. Isaacs & Company, Inc. (OTCBB: ISAC.OB) today reported income from continuing operations of $1.6 million, or $0.21 per share, for the quarter ended March 31, 2002, compared to income from continuing operations of $0.6 million, or $0.08 per share, for the first quarter of 2001.  In addition, the Company reported that Textile Investment International S.A., an affiliate of the licensor of the Girbaud brand name to the Company, has acquired from Ambra Inc. shares of the Company’s common stock and preferred stock representing in the aggregate and upon conversion of the preferred stock 3,966,667 shares of the Company’s common stock, making it the Company’s largest shareholder.  Textile Investment International also purchased the Company’s $7.2 million subordinated secured promissory note payable to Ambra Inc.

The Company has entered into an agreement to appoint two designees of Textile Investment International to fill vacancies on the Company’s Board of Directors, to nominate an additional three designees of Textile Investment International for election at the Company’s 2002 Annual Meeting of Stockholders and, subject to stockholder approval at the 2002 Annual Meeting of Stockholders, to enter into certain agreements, including a Stockholders’ Agreement, the issuance of warrants, and amendments to the Girbaud men’s and women’s license agreements with the licensor granting the Company the option to extend the license agreements through 2011.

First Quarter Review

Net sales for the first quarter of 2002 totaled $20.2 million, compared with $23.9 million for the first quarter of 2001.  The sales decrease was primarily due to the discontinuance of the BOSS, Beverly Hills Polo Club, UBX and Isaacs product lines.  First quarter 2002 net sales of the Company’s Marithé and François Girbaud brand totaled $20.1 million, up 9.2% from $18.4 for the first quarter of 2001.

Gross margin percentage for first quarter 2002 increased to 42.0%, compared with 32.9% in the prior year period, reflecting the Company’s continued focus on higher margin Girbaud products.  Gross profit also increased to $8.5 million on lower total sales in the first quarter of 2002, up 7.6% from $7.9 million in the first quarter of 2001.  Total operating expenses declined to $6.7 million for the first quarter 2002, compared with $7.0 million in the prior year period, reflecting the Company’s continued emphasis on improving the efficiency of its operations.

Affiliate of Girbaud Licensor Acquires Stake in I.C. Isaacs

Textile Investment International (whose parent company is beneficially owned by Marithé & François Girbaud) has purchased from Ambra 666,667 shares of I.C. Isaacs common stock, 3.3 million shares of I.C. Isaacs Series A convertible preferred stock and an I.C. Isaacs promissory note in the principal amount of $7.2 million.  I.C. Isaacs issued the promissory note to Ambra in March 2001 as part of its agreement to terminate I.C. Isaacs’s license to use the BOSS tradename.

As part of the agreement with Textile Investment International, the $7.2 million principal amount promissory note has been restructured to defer principal payments by 50% in 2002 and 25% in 2003 and extend its maturity by one year, until 2007. The preferred stock held by Ambra was to become convertible into either 3.3 million shares of common stock of the Company or a $3.3 million promissory note of the Company in 2003. The 3.3 million shares of  preferred stock purchased from Ambra will become convertible immediately following stockholder approval but will be convertible only into 3.3 million shares of common stock of the Company.  Following conversion but prior to exercise of the warrants, Textile Investment International and Wurzburg S.A. will together own approximately 40% of I.C. Isaacs outstanding common stock.

Also, subject to stockholder approval, the Company has agreed to (i) grant Textile Investment International warrants to purchase 500,000 shares of the Company’s common stock for $0.75 per share,  (ii) enter into a Stockholders’ Agreement with Textile Investment International establishing certain terms and conditions regarding the acquisition and disposition of the Company’s securities as well as certain corporate governance matters, and (iii) amend the Girbaud licensing agreement for men’s and women’s apparel to add an additional option for the Company to extend the term by four additional years through 2011.

Anthony Marterie has resigned from the Company’s Board of Directors, and representatives of Girbaud will be appointed to fill that vacancy and another existing vacancy on the Company’s Board of Directors.  The Company will nominate three additional Girbaud representatives for election to its nine-person Board of Directors at the 2002 Annual Meeting of Stockholders.

Comments from Management

Robert J. Arnot, Chairman and Chief Executive Officer of I.C. Isaacs, commented, “We are pleased with our results for the quarter which reflect continued implementation of our restructuring to focus exclusively on the Girbaud brand.  The increase in net sales of our Marithé & François Girbaud® products demonstrates the continued consumer appeal of the brand and its innovative design.”

“The success of our previously announced strategic initiatives is clearly evident in our financial results for the quarter.  Our gross margin improved significantly as a direct result of streamlining our operations and focusing on the higher margin Girbaud products.  We also continued to reduce our operating expenses during the quarter.  Our actions led to significantly increased profits, compared to the first quarter of last year,” continued Mr. Arnot.

“Looking ahead, we are excited about the expanded relationship with Marithé and François.  As we have previously announced, our Company’s strategy is now focused on the Girbaud brand. The transaction announced today even more closely aligns our economic interests. We have the highest regard for Marithé and François as among the most talented and recognized designers in the world today.  We look forward to further expansion of our existing close relationship as we collaborate on maximizing additional opportunities for growth of the Girbaud brand,” concluded Mr. Arnot.

Danny Gladstone, President of the Girbaud Division, commented, “I truly believe that joining forces with Marithé & François Girbaud represents yet another positive turning point for the Company. Through this newly formed alliance, we believe we have an enhanced ability to continue to gain market share, as we have over the past four years.  We have tremendous respect for the innovative work of Marithé & François and see great opportunities in combining their design talent with our operational platform and marketing expertise.”

François Girbaud commented, “Marithé and I are pleased to expand our relationship with Bob, Danny and I.C. Isaacs.  We believe that through increased collaboration and communication we will collectively be better positioned to implement our global vision for the Girbaud brand in the U.S. marketplace.  We see great potential for broader development and distribution of the brand and look forward to significantly expanding our business in the United States.”

THE COMPANY

I.C. Isaacs & Company, Inc. is a designer and marketer of branded jeanswear and sportswear based in New York City and Baltimore.  The Company offers full lines of jeanswear and sportswear for men and women under the Marithé & François Girbaud® brand in the United States, Puerto Rico and Canada.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Those statements include statements regarding the intent, belief or current expectations of I.C. Isaacs and its management with respect to the Company’s relationship with Marithé & François Girbaud, the focus on the Girbaud brand, opportunities and ability to continue to gain market share.   Such statements are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular, the risks and uncertainties described under “Risk Factors” in the Company’s Prospectus, which include, among other things (i) changes in the marketplace for the Company’s products, including customer tastes, (ii) the introduction of new products or pricing changes by the Company’s competitors, (iii) changes in the economy, (iv) termination of one or more of its agreements for use of the Girbaud®  brand names and images in the manufacture and sale of the Company’s products, (v) the risk that the Company’s sales estimates will differ from actual orders and the Company will order too much or too little inventory, and (vi) failure to obtain shareholder approval of the Girbaud agreement.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

I.C. Isaacs & Company, Inc.

Consolidated Balance Sheets

(in thousands)

	December 31, 2001	March 31, 2002
Assets
Current assets
Cash, including temporary investments of $170 and $70	$827	$495
Accounts receivable, less allowance for doubtful accounts of $400 and $382	9,337	11,394
Inventories	5,071	4,599
Prepaid expenses and other	423	379
Refundable income taxes	31	31
Total current assets	15,689	16,898

Property, plant and equipment, at cost, less accumulated depreciation and amortization	2,522	2,299
Trademark and licenses, less accumulated amortization of $966 and $1,048	384	302
Other assets	3,738	3,873
	$22,333	$23,372

Liabilities and Stockholders’ Equity
Current liabilities
Checks issued against future deposits	$349	$192
Current maturities of long term debt	1,160	1,183
Accounts payable	1,090	658
Accrued expenses and other current liabilities	1,937	2,206
Total current liabilities	4,536	4,239

Long-term debt	5,681	5,375

Redeemable preferred stock	3,300	3,300
Commitment and contingencies

Stockholders’ equity
Preferred stock; $.0001 par value; 5,000,000 shares authorized, none outstanding	—	—
Common stock; $.0001 par value; 50,000,000 shares authorized; 9,011,366 shares issued; 7,834,657 shares outstanding	1	1
Additional paid-in capital	39,675	39,675
Accumulated deficit	(28,537)	(26,895)
Treasury stock, at cost (1,176,709 shares)	(2,323)	(2,323)
Total stockholders’ equity	8,816	10,458
	$22,333	$23,372

###

I.C. Isaacs & Company, Inc.

Consolidated Statements of Operations

(amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2001	2002

Statement of Operations Data:
Net sales	$23,939	$20,156
Cost of Sales	16,055	11,686
Gross Profit	7,884	8,470
Operating Expenses
Selling	3,347	2,993
License Fees	1,479	1,443
Distribution and Shipping	771	701
General and Administrative	1,404	1,525
Total Operating Expenses	7,001	6,662
Operating Income	883	1,808
Other income (expense)
Interest, expense net of interest income	(321)	(171)
Other, net	71	5
Total other income (expense)	(250)	(166)
Income from continuing operations	633	1,642
Income from discontinued operations	6	—
Net Income	$639	$1,642

Basic and diluted earnings per share from continuing operations	$0.08	$0.21
Basic and diluted earnings per share from discontinued operations	—	—
Basic and diluted earnings per share	0.08	0.21
Basic weighted average common shares outstanding	7,865	7,835
Diluted weighted average common shares outstanding	7,865	7,845